UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2008

CHANCERY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-141440

(Commission File Number)

Not Applicable

(IRS Employer Identification No.)

422 Richards Street, 3rd Floor, Vancouver, British Columbia, Canada V6B 2Z4

(Address of principal executive offices and Zip Code)

(778) 688-0474

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2008, Geoffrey Gachallan resigned as president, chief executive officer, chief financial officer, secretary and treasurer of our company. There were no disagreements among Mr. Gachallan, our company or our company’s board of directors on any matter relating to our company’s operations, policies or practices and there were no disagreements on any matter relating to the resignation of Mr. Gachallan as president, chief executive officer, chief financial officer, secretary and treasurer of our company.

On January 9, 2008, we appointed Juan Restrepo Gutierrez as president, chief executive officer, chief financial officer, secretary, treasurer and director of our company.

Mr. Restrepo Gutierrez acts as general manager of Mineral and Geological Consulting Company since October 2006. Prior to that Mr. Restrepo Gutierrez worked in the tire and retreading industry where he served as a production manager, general manager and a consultant for several companies. Mr. Restrepo Gutierrez also worked in the electronic maintenance industry and has experience in the no ferrous foundry industry where he acted as a manager for several years.

Mr. Restrepo Gutierrez has a Bachelor of Geology and a Master of Science in Geology from the University of South Florida, Tampa. He has taken specialization courses in project management, sales and service management, strategic marketing management and quality control under ISO 9000. He taught Optical Mineralogy and Igneous and Metamorphic Petrology at the Universidad Nacional de Colombia. Mr. Restrepo Gutierrez has also taught courses at the Universidad Pontificia Bolivariana and Colegiatura Colombiana de Diseño.

Our board of directors now consists of Geoffrey Gachallan and Juan Restrepo Gutierrez.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANCERY RESOURCES, INC.

/s/ Juan Restrepo Gutierrez

Juan Restrepo Gutierrez

President, Chief Executive Officer,

Chief Financial Officer, Secretary, Treasurer

and Director

Date: January 10, 2008

CW1600219.1